Exhibit 99.1

International Seaways Announces Letter of Award for FSO Project

New York, NY – December 22, 2016 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”) announced today that the joint venture with Euronav NV (NYSE: EURN & Euronext: EURN) has received a letter of award in relation to a contract for five years for the service of the FSO Africa and FSO Asia in direct continuation of the current contractual service. The letter of award was received from North Oil Company, the future operator of the Al Shaheen oil field, whose shareholders are Qatar Petroleum Oil & Gas Limited and Total E&P Golfe Limited. This award is subject to successful negotiation and documentation of the services contracts. The intent is that the new contracts for these custom-made floating storage and offloading (FSO) service vessels, each having a capacity of three million barrels, that have been serving the Al Shaheen field without interruption since 2010, will have a duration of five years starting at the expiry of the existing contracts with Maersk Oil Qatar. The existing contracts will remain in force until their expiry in the third quarter of 2017.

If negotiations and documentation are successfully concluded, the new contracts are expected over their full duration to generate revenues for the joint venture in excess of $360 million, excluding reimbursement for agreed operating expenses, which will be dealt with on an open book basis. The signing of definitive services contracts remains subject to the resolution of substantive business terms and conditions, and no assurance can be given that such resolution will be achieved.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 55 vessels, including one ULCC, eight VLCCs, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

1

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of each of the Companies. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to each of the Company’s plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on each of the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Registration Statement on Form 10 and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
International Seaways, Inc.
Brian Tanner, 212-578-1645
btanner@intlseas.com

2